Exhibit 3.21

LIMITED LIABILITY COMPANY AGREEMENT

OF

MEMORY BOOK ACQUISITION LLC

This Limited Liability Company Agreement (this “Agreement”) of Memory Book Acquisition LLC, a Delaware limited liability company (the “Company”) is entered into as of September 18, 2007, by Visant Corporation, a corporation existing under the laws of the State of Delaware, as the sole member (the “Member”) of the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended (the “Act”).

WHEREAS, the Company was formed on September 18, 2007, as a limited liability company pursuant to the Act, by filing a Certificate of Formation of the Company (as it may be amended or modified from time to time, the “Certificate”) with the office of the Secretary of State of the State of Delaware.

WHEREAS, the Member is desirous of entering into this Agreement for the purpose of providing for the organization and management of the Company and other matters incidental thereto;

NOW, THEREFORE, the party to this Agreement hereby agrees as follows:

1. Name. The name of the Company is Memory Book Acquisition LLC or such other name as the Board (as hereinafter defined) may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth therefor in Section 18-101 of the Act.

3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company has the power to engage in all activities and transactions that the Board deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company will be located at, and the Company’s business will be conducted from 357 Main Street, First Floor, Armonk, New York 10504 or such other place or places as the Board may designate from time to time.

(b) The registered office of the Company in the State of Delaware is located at c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The Board may from time to time change the registered agent or office through appropriate filings with the Secretary of State of the State of Delaware.

5. Qualification in other Jurisdictions. The Officers (as hereinafter defined) shall cause the Company to be qualified or registered under foreign entity or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable in order to protect the limited liability of the Member or to permit the Company lawfully to own property or transact business. In connection with the foregoing, any Officer, acting alone, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

6. Members. The sole member of the Company as of the date hereof is the Member, whose business address is 357 Main Street, First Floor, Armonk, New York 10504. Additional members (each, an “Additional Member”) may be admitted to the Company with the consent of, and on such terms and conditions as shall be determined by, the Member in its sole and absolute discretion.

7. Capital Contributions. The Member and Additional Members, if any, will make capital contributions to the Company in such amounts and at such times as may be determined by the Member in its discretion are necessary in furtherance of the Company’s purposes. Any capital contribution made by the Member or an Additional Member in accordance with the provisions of this Agreement will be reflected in the books and records of the Company. The Member or an Additional Member, as the case may be, will be awarded a number of units (“Membership Units”) equal to its pro rata percentage ownership interest based on its capital contribution.

8. Certificates. Ownership of Membership Units may be evidenced by certificates, but shall be exclusively determined by entry in Schedule I hereto. To the extent any Membership Units are certificated, such certificates shall (a) set forth upon the face thereof as at the time of issue: (i) the name of the Company, (ii) the name of the person to whom issued, and (iii) the number of Membership Units which such certificate represents; and (b) be signed by an officer of the Company.

9. Allocations and Distributions. Distributions of cash or other assets of the Company will be made at such times and in such amounts as the Member may determine. If Additional Members have been admitted to the Company in accordance with this Agreement, distributions will be made to (and profits and losses of the Company will be allocated among) the Member and the Additional Members pro rata in accordance with each Additional Member’s capital contribution as set forth in the books and records of the Company, or in such other manner and in such amounts as the Member determines from time to time as provided for in the books and records of the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to the Member or Additional Member, if any, on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

10. Management Under Direction of the Board.

(a) The business and affairs of the Company shall be managed and controlled by a board of managers (the “Board”, and each member of the Board, a “Manager”). The Board shall initially consist of three (3) individuals, to be appointed by the Member, and may be increased or decreased in size as decided by the Member from time to time.

(b) Any Manager appointed by the Member may be removed (with or without cause) from time to time and at any time by the Member. Any vacancy on the Board in respect of a Manager, whether such vacancy arises due to the removal, resignation or death of a Manager or due to any other reason whatsoever, may be filled only by the Member.

(c) The members of the Board shall be “managers” within the meaning of the Act. The Board shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including to exercise all powers of the Company set forth in Section 3 of this Agreement. Notwithstanding anything to the contrary in this Agreement, no Manager, acting solely in its capacity as such, shall have the right, power or authority to act as an agent of the Company, to bind the Company or to execute any documents to be signed by the Company unless expressly authorized in writing by the Board.

(d) Meetings of the Board shall be held at the request of any Manager upon at least two (2) days (if the meeting is to be held in person) or one (1) day (if the meeting is to be held telephonically) written notice to all the Managers or upon such shorter notice as may be approved by all the Managers. Any Manager may waive the requirement of such notice as to itself before, at or after the meeting.

(e) At all duly called meetings of the Board, a majority of the total number of Board members shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the vote of a majority of the Board members present at any meeting at which a quorum is present shall be the act of the Board. Each Board member shall be entitled to one vote. If a quorum shall not be present at any meeting of the Board, the Board members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any instrument or writing executed on behalf of the Company by any one or more of the members of the Board shall be valid and binding upon the Company when authorized by such action of the Board.

(f) Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting. Any notice or action to or by any Manager may be made or taken by electronic transmission or transmissions.

(g) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed (including by electronic transmission) by members of the Board having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members of the Board entitled to vote thereon were present and voted.

(h) Managers shall be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by them in connection with their service on the Board (including all reasonable travel and accommodation expenses). Managers who are not officers or employees of the Company shall be entitled to reasonable compensation for their services as Managers as may be determined by the Board from time to time.

11. Officers. The Board may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other persons (any of whom may be a Manager) who may be designated as officers of the Company (“Officer”, and collectively, “Officers”), with titles including but not limited to “chief executive officer,” “president,” vice president,” “treasurer,” “secretary,” and “chief financial officer,” as and to the extent authorized by the Board. Any number of offices may be held by the same person. In the Board’s discretion, the Board may choose not to fill any office for any period as it may deem advisable. The Board may remove any Officer with or without cause at any time. Any Officers may, subject to the general direction and control of the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company to the extent so delegated by the Board and will be empowered to engage in all appropriate and necessary activities to accomplish the purposes of the Company as set forth herein. The Board may delegate to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company, subject to the limitations on the authority of the Officers set forth herein and under the Act. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

12. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and the Member will not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

13. Term. The term of the Company commenced on the date of filing of the Certificate and will continue until the Company is dissolved and its affairs are wound up in accordance with Section 14 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

14. Dissolution. The Company shall dissolve upon the dissolution of the Company by action of the Member, or any other event that would cause the dissolution of a limited liability company under the Act, unless the Company is continued to the extent permitted by, and in accordance with, the Act.

15. Assignments of Member Interest. An Additional Member, if any, will not sell, assign, pledge or otherwise transfer or encumber any of its interest in the Company without the prior written consent of the Member, which consent may be granted or withheld in the Member’s sole and absolute discretion. The restrictions contained in this Section shall not apply to the Member.

16. Resignation. The Member may resign from the Company in connection with a transfer by the Member of the entirety of its Membership Units and interest in the Company to another person. No Additional Member, if any, will have the right to resign from the Company except with the consent of the Member and upon such terms and conditions as may be specifically agreed upon between the resigning member and the Member.

17. Amendments. This Agreement may be amended only upon the written consent of the Member.

18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware.

19. Exculpation and Indemnification.

(a) Exculpation. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no member of the Company, Manager, Officer, or any direct or indirect officer, director, stockholder, member or partner of a member of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other member or Manager of the Company for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, except (i) for any breach of the Covered Person’s duty of loyalty to the Company, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or the terms of this Agreement, or (iii) for any transaction from which the Covered Person shall have derived an improper personal benefit. Each Covered Person shall be entitled to rely in good faith on the advice of legal counsel to the Company, accountants and other experts or professional advisors, and no action taken by any Covered Person in reliance on such advice shall in any event subject such person to any liability to any member or Manager of the Company.

(b) Indemnification. To the fullest extent permitted by law, the Company shall have the power to indemnify and hold harmless each Covered Person from and against any and all claims, damages, losses, costs, expenses and liabilities (including, without limitation, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) (collectively, “Losses”), arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Proceedings”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of such Covered Person’s management of the affairs of the Company or which relate to or arise out of or in connection with the Company, its property, its business or affairs; provided, that a Covered Person shall not be entitled to seek indemnification under this Section with respect to any claim, issue or matter (i) relating to any breach of the Covered Person’s duty of loyalty to the Company, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or the terms of this Agreement, (iii) for any transaction from which the Covered Person shall have derived an improper personal benefit, or (iv) with respect to any criminal act or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful. To the extent that a Manager or Officer of the Company has been successful in defense of any Proceedings, or in defense of any claim, issue or matter therein, such Manager or Officer shall be indemnified by the Company against expenses (including attorney’s fees) actually and reasonably incurred in connection therewith. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Board, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be subsequently determined that the Covered Person is not entitled to be indemnified as authorized in this Section. The Company may purchase insurance, to the extent available at reasonable cost, to cover losses, claims, damages or liabilities covered by the foregoing indemnification provisions. The members or Managers of the Company shall not be personally obligated with respect to indemnification pursuant to this Section.

20. Separability of Provisions. Each provision of this Agreement is considered separable and if, for any reason, any provision or provisions in this Agreement are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21. Entire Agreement. This Agreement constitutes the entire agreement of the party hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

MEMBER:

VISANT CORPORATION

By:	/s/ PAUL CAROUSSO
Name:	Paul Carousso
Title:	VP Finance

[Limited Liability Company Agreement of Memory Book Acquisition LLC]

SCHEDULE I

Name	Membership Units
Visant Corporation	100